Exhibit 99.1

November 8, 2017

Insulet Announces Pricing of Convertible Senior Notes Due 2024

Proceeds for General Corporate Purposes, Including Repurchase of a Portion of Outstanding 2% Convertible Senior

Notes Due 2019 and Investment in Manufacturing Operations and International Expansion

BILLERICA, Mass.—(BUSINESS WIRE) — Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), a leader in tubeless insulin pump technology with its Omnipod® Insulin Management System (Omnipod System), has priced a private placement of $350 million principal amount of convertible senior notes due 2024 (the Notes). The size of the offering was increased from the previously announced $300 million principal amount due to strong investor demand. The Notes will bear interest at an annual rate of 1.375% and will mature on November 15, 2024, unless earlier converted, repurchased or redeemed. Insulet also granted the initial purchasers of the Notes an option to purchase up to an additional $52.5 million principal amount of Notes.

The Notes will be convertible prior to the close of business on the business day immediately preceding August 15, 2024 only under certain circumstances and during certain periods, and will be convertible on or after August 15, 2024 until the close of business on the second scheduled trading day immediately preceding the maturity date regardless of those circumstances. The conversion rate will initially be 10.7315 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $93.18 per share of Insulet common stock), subject to adjustment in certain circumstances. Upon conversion, the Notes may be settled, at Insulet’s election, in cash, shares of Insulet’s common stock or a combination of cash and shares of Insulet’s common stock.

Insulet estimates that the net proceeds from the Notes offering will be approximately $340.2 million (or $391.4 million if the initial purchasers’ option to purchase additional notes is exercised in full), after deducting discounts and estimated offering expenses payable by Insulet.

The Company intends to use approximately $99 million of the net proceeds from the Notes offering to repurchase approximately $63.4 million principal amount of its outstanding 2.00% Convertible Senior Notes due 2019 pursuant to individually negotiated transactions. The repurchases are expected to close concurrently with the closing of the Notes offering on November 10, 2017. Insulet intends to use the remainder of the net proceeds for general corporate purposes which may include financing additional repurchases, redemptions, and/or the settlement of conversions of Insulet’s existing 2.00% Convertible Senior Notes due 2019, and investments in the Company’s manufacturing operations and international expansion.

The Notes will be offered and sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the Securities Act).

The Notes and any common stock of the Company issuable upon conversion of the Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not and will not constitute an offer to sell or a solicitation of an offer to buy any securities nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of such state. Any offer of the Notes will be made only by means of a private offering memorandum.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Insulet seeks to expand the use of insulin pump therapy with its Omnipod Insulin Management System among people with insulin-dependent diabetes. The Omnipod System is a revolutionary and easy-to-use tubeless insulin pump that provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet’s Delivery Systems business partners with global pharmaceutical and biotechnology companies to adapt the Omnipod technology platform for the delivery of subcutaneous drugs across multiple therapeutic areas. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts.

Forward-Looking Statement:

This press release may contain forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including the offering, the option to purchase additional Notes and the use of proceeds from the offering. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 28, 2017 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

View source version on businesswire.com: http://www.businesswire.com/news/home/20171108005823/en/

Investor Relations and Media Contact:

Insulet Corporation

Deborah R. Gordon, 978-600-7717

Vice President, Investor Relations and Corporate Communications

dgordon@insulet.com

Source: Insulet Corporation

News Provided by Acquire Media